                                                                                    Exhibit 99.2

Tortoise Capital Resources Corp. Schedules Third Fiscal Quarter Earnings Release

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. – Oct. 10, 2007 – Tortoise Capital Resources Corp. (NYSE: TTO) announced today that it will report its third fiscal quarter results for the period ending Aug. 31, 2007 on Friday, Oct. 12, 2007.

The company will host a conference call at 10:30 a.m. CT on Monday, Oct. 15, 2007 to discuss its financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (800) 218-4007

International:  (303) 262-2139

The call will also be webcast in a listen-only format. The link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 12:30 p.m. CT on Oct. 15, 2007 and continuing until 12:30 p.m. CT Oct. 29, 2007, by dialing (800) 405-2236 (U.S./Canada).  The replay access code is 11099420#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through Oct. 15, 2008.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on the energy sector. As of Sept. 30, 2007, the adviser had approximately $2.8 billion of energy assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com